Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-45788, 33-55487, 333-49557, 333-83509, 333-87637) of Tellabs, Inc. of our report dated November 8, 1999, with respect to the consolidated financial statements of Tellabs, Inc. as of December 31, 1998 and 1997 and for the years then ended included in this Form 8-K.

/s Ernst & Young
Chicago, Illinois
November 8, 1999